Exhibit 10.28

A. Bruce Montgomery, M.D.

Chief Executive Officer

September 2, 2004

Montgomery & Co., LLC

100 Wilshire Boulevard

Santa Monica, CA 90401

Attention: George G. Montgomery

Re:	Issuance of Common Stock to Montgomery & Co., LLC

Reference is hereby made to the Engagement Agreement (the “Agreement”), dated January 15, 2004, by and between Montgomery & Co., LLC (“Montgomery”) and Corus Pharma, Inc., a Delaware corporation (“Corus”).

Pursuant to Section 4(b) of the Agreement, Corus agreed to issue Montgomery a warrant for a number of shares of common stock of Corus (“Common Stock”) to be calculated as set forth in Section 4(b) of the Agreement. Montgomery and Corus each desire to amend the terms of the Agreement to provide that Corus shall issue Common Stock directly to certain designees of Montgomery, each of which is an “accredited investor” within the meaning of the Securities Act of 1933, as amended, in the names and in the amounts set forth in Schedule A attached hereto, rather than issue Montgomery a warrant for such shares. The consideration for such shares shall be services provided by Montgomery to Corus pursuant to the Agreement. Montgomery and Corus agree that the aggregate number of shares of Common Stock to be issued to designees of Montgomery shall be 211,207.

In consideration of the foregoing and other good and valuable consideration, the receipt of which are hereby acknowledged, the parties agree as follows:

1.	The first paragraph of Section 4(b) of the Agreement is hereby amended to read in its entirety as follows:

Financing Success Fee: Subject to the conditions provided below, Client shall pay MONTGOMERY a non-refundable cash fee (the “Financing Fee”) equal to the greater of (a) $750,000 or (b) an amount equal to five percent (5.0%) of the gross proceeds of any Financing, excluding 100% of the gross proceeds of any Financing provided by existing shareholders of Client (“Insider Participation”). In addition, subject to the conditions provided below, Client shall issue to certain designees of MONTGOMERY a number of shares of Client’s common stock as set forth beside each such designee’s name on Schedule A attached hereto.

2.	Except as expressly modified hereby, the Agreement shall continue in full force and effect.

September 2, 2004

To confirm the foregoing agreement between the parties, Montgomery and Corus should so indicate by signing below where provided.

Very truly yours,

CORUS PHARMA, INC.

By     /s/ A. Bruce Montgomery MD

        A. Bruce Montgomery

        President and CEO

Acknowledged and Agreed,

MONTGOMERY & CO., LLC

By:     /s/ George G. Montgomery

Name: George G. Montgomery

Title: Managing Director

September 2, 2004

Schedule A

Montgomery & Co., LLC	105,603
George G. Montgomery	52,802
Keith W. Marshall	26,401
David R. Horn	26,401